FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 8, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Test Plawce-2 and Tuchola-3K Wells;
Reports Mieczewo-1K Results

Salt Lake City, April 8, 2013 – FX Energy, Inc. (NASDAQ: FXEN) today reported on plans for three of its wells in Poland.

Plawce-2 Frac Operations Underway

Field operations are underway to frac three intervals in the Rotliegend and carry out three separate production tests. The project is expected to take approximately four to six weeks in total and results are anticipated in the latter part of May. Halliburton will carry out three separate fracs at intervals between 3,760 and 4,098 meters. After all three fracs have been completed, each interval will undergo a five or six day production test.

The Plawce-2 well was completed in the 3rd quarter of 2011 and is located in what is believed to be a several kilometer wide uplifted band of tight Rotliegend sandstone that stretches across the northern border of the Fences concession. The Plawce-2 well was designed to test whether a vertical multi-frac well could yield commercial production and whether this tight sand band merits further evaluation. The Plawce-2 well encountered 480 meters of tight Rotliegend sandstone. Logs, cores and a drill stem test yielded gas shows with no water. The Polish Oil and Gas Company is the Operator and owns 51% of the working interest; FX Energy owns the remaining 49% working interest.

Tuchola-3K to Test Upper Devonian

The Tuchola-3K encountered good light hydrocarbon shows but poor reservoir quality in a 36 meter section of the Main Dolomite. Deeper in the well it also encountered very good hydrocarbon shows and up to 20% interpreted log porosity within a 100 meter section of the reefoidal Upper Devonian. This horizon warrants further testing.

The well is now approximately 340 meters from an estimated total depth of 3,980 meters, where the target is oil in the middle Devonian sands. Once drilling is complete the Company plans to log, evaluate the middle Devonian, and then move uphole to test the reefoidal Upper Devonian.

Meanwhile, the Company’s technical team has recalibrated the seismic to directly image porous dolomite in the Main Dolomite near the existing wellbore. If they interpret better reservoir quality nearby, and if the well is not completed for production in the Devonian, the Company is considering a side-track operation further uphole to test the Main Dolomite a few hundred meters away from the current well bore.

The Tuchola-3K well is the Company’s first test well in one of the Edge concession blocks in northern Poland. Previous drilling by other companies encountered live oil and gas in a number of horizons in the region, including the Zechstein, Rotliegend, Devonian and Carboniferous. The Tuchola-3K well was designed to test the Zechstein Main Dolomite, the Upper Devonian and middle Devonian. FX Energy is the operator and owns 100% of the working interest.

Mieczewo-1K Results

The Mieczewo well was drilled on a small Rotliegend structural target in the western part of the Fences concession. It is the Company’s thirteenth well targeting a Rotliegend structural feature. A drill stem test of the upper 9.6 meters of Rotliegend flowed gas with no water. The well now has been completed and production tested. Based on test results plus log and core data it appears the gas column is not much more than 10 meters. This is not commercial and the well will be plugged and abandoned. The Polish Oil and Gas Company is the Operator and owns 51% of the working interest; FX Energy owns the remaining 49% working interest.

“Of course we are disappointed that the trap is too small to be commercial,” said David Pierce, FX Energy’s CEO.  “This small a target would not have been on our drilling schedule but for encroaching home building which forced the decision to drill now or permanently abandon the target. Our primary focus in the Fences concession is on much larger targets, such as the Lisewo area where we plan to begin production and drill 2 to 3 more wells later this year.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website  www.fxenergy.com.
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.